Exhibit 99.3

Amended senior credit facility

Concurrently with the Redemption, we anticipate that we will enter into an amendment to the existing senior credit facility to, among other things, provide for $150.0 million of incremental term loans and $100.0 million of incremental revolving loans. Both the incremental term loans and incremental revolver are anticipated to mature concurrently with the existing term loan and revolver. We anticipate that funds borrowed under the incremental term loans will be used, together with the net proceeds of this offering and cash on hand, to fund the Redemption.

The amended senior credit facility is expected to provide for an amendment to the Accordion Option under our existing senior credit facility which will provide us with the option to increase the aggregate principal amount of all facilities under the amended senior credit facility by up to an additional amount such that the total principal of all such facilities does not exceed the greater of (i) $1,750.0 million and (ii) an amount such that the pro forma consolidated secured leverage ratio (as defined in the amended senior credit facility) is less than or equal to 3.00 to 1.00. The exercise of this amended Accordion Option, which is expected to be provided on an uncommitted basis, would be subject to the terms and conditions of the amended senior credit facility. We also expect that the amended senior credit facility will provide us with greater operational flexibility, including with respect to our ability to make restricted payments, investments and asset dispositions. We do not at this time anticipate as part of the amendments any changes to the current maturity dates, interest margins or financial covenants in the existing senior credit facility.

This description of the proposed amendments to the existing senior credit facility is subject in all respects to the final terms of the amended senior credit facility, and there can be no assurance as to such terms. We may enter into an amended senior credit facility with different terms, or we may not enter into any amendment at all.